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                                                                    EXHIBIT 24.1

                          INDEPENDENT AUDITORS' CONSENT



We consent to the use in Registration Statement No. 33-45671 of Utopia Marketing, Inc. (formerly Sam & Libby, Inc.) (the "Company") on Form S-8 of our report dated February 7, 1997 appearing in the Annual Report on Form 10-K of Sam & Libby, Inc. for the year ended December 28, 1996.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Utopia Marketing, Inc. (formerly Sam & Libby, Inc.), listed in Item 14(a)2. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




New York, New York
March 25, 1997